[Letterhead of Matthew A. Cole, Counselor At Law]

                                                             January 19, 2007

Sotheby’s
1334 York Avenue
New York, New York 10021

      Re: Sotheby’s/Post-Effective Amendments to Registration Statements on Form S-8

Ladies and Gentlemen:

           Sotheby’s Holdings, Inc., a Michigan corporation (“Holdings”) reincorporated (the “Reincorporation”) in the State of Delaware by merging into Sotheby’s Delaware, Inc., a Delaware corporation (the “Company”) that was a wholly-owned subsidiary of Holdings prior to the merger and was the surviving entity of the merger. Sotheby’s Delaware, Inc. was renamed Sotheby’s upon the effectiveness of the merger. Though I did not serve as corporate counsel for the Reincorporation, the Company has informed me of the occurrence of the Reincorporation and the related facts and circumstances.

           I have acted as counsel to the Company, with respect to post-effective amendments number one (the “Post-Effective Amendments”) to certain registration statements on Form S-8 (the “Registration Statements’) under the United States Securities Act of 1933, as amended (the “Securities Act”) with respect to the offer and sale of shares (the “Shares”) of common stock of the Company under certain employee benefit plans (as further described in clauses (i), (ii) and (iii) below of this opinion, the “Plans”). As part of the Reincorporation, the Company assumed the Plans, which were originally adopted by Holdings.

           I have reviewed originals or copies of various documents and filings, certified or otherwise identified to my satisfaction, of corporate records of the Company and Holdings and certificates of public officials and officers of the Company, including the following documents: the Plans; resolutions of Holdings’ Board of Directors and the Company’s Board of Directors; proposals approved by the shareholders of Holdings at the Holdings May 8, 2006 Annual Meeting of Shareholders; and the Certificate of Merger of Holdings with and into the Company, filed with the Delaware Secretary of State on June 30, 2006.

           I have participated in the preparation of the Post-Effective Amendments with respect to the following Registration Statements on Form S-8 originally filed by Holdings:

(i)	Registration Statement Nos. 333-113647 and 333-131638, relating to the Company’s 2003 Restricted Stock Plan, as amended, and Registration Statement No. 333-133928, relating to that plan’s successor plan, the Company’s Amended and Restated Restricted Stock Plan;

(ii)	Registration Statement No. 333-02315, relating to the Company’s Director Stock Ownership Plan, and Registration Statement No. 333-28007, relating to that plan’s successor plan, the Company’s Amended and Restated Director Stock Ownership Plan, as amended, and the successor to those plans, the Company’s 1998 Stock Compensation Plan for Non-Employee Directors (As Amended and Restated Effective May 4, 2005); and

(iii)	Registration Statement Nos. 333-34623 and 333-92193, relating to the Company’s 1997 Stock Option Plan, as amended.

           In rendering the opinions expressed below, I have assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to me as copies and the genuineness of all signatures. In addition, I have assumed and have not verified the accuracy as to factual matters of each document or record I have reviewed.

           Based upon and subject to the foregoing and the further qualifications set forth below, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the relevant Plan, that the Shares will be validly issued, fully paid and non-assessable.

           I am admitted to practice in the States of New York and New Jersey and the Commonwealth of Pennsylvania. I have made such investigation of the law of the State of Delaware as I have considered appropriate for the purpose of rendering the opinions expressed above. The foregoing opinions are limited to the General Corporation Law of the State of Delaware (as amended, the “Law”), including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Law.

           I consent to the filing of this opinion as an exhibit to the Post-Effective Amendments.

Very truly yours,

/s/ Matthew A. Cole

Matthew A. Cole